UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2003

MARRIOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13881	52-2055918
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10400 Fernwood Road, Bethesda, Maryland 20817

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (301) 380-3000

Item 5. Other Events

Marriott International, Inc. announced on November 11, 2003 that it has received fully-executed private letter rulings from the Internal Revenue Service regarding its synthetic fuel operations confirming, among other things, that the process used by Marriott’s synthetic fuel operations produces a “qualified fuel” as required by Section 29 of the Internal Revenue Code. In addition, the rulings confirmed the validity of the ownership structure of the joint venture with the purchaser of a 50 percent interest in Marriott’s synthetic fuel business.

In connection with the original sale, the company granted the purchaser a one-time “put option,” which potentially allowed the purchaser to return its ownership interest to the company if the company failed to obtain appropriate private letter rulings prior to December 15, 2003. After reviewing the private letter rulings, the purchaser informed the company in writing that it would not be exercising its “put option.”

The tax benefits from synthetic fuel credits under Section 29 of the Internal Revenue Code expire at the end of 2007.

Item 9. Regulation FD Disclosure

Item 12. Results of Operations and Financial Condition

Marriott International, Inc. is furnishing the following pursuant to Item 9, “Regulation FD Disclosure” and Item 12, “Results of Operations and Financial Condition.”

Marriott International, Inc. held a Security Analyst Meeting on Tuesday, November 11, 2003, beginning at 9:00 a.m. (ET), at the New York Marriott Marquis hotel. The materials attached hereto as Exhibit 99.1 were presented at the meeting. The materials include certain non-GAAP financial measures. A reconciliation of those measures to the most directly related comparable GAAP measures was also presented at the meeting and is attached hereto as Exhibit 99.2.

The meeting was available via live audio webcast and an audio replay is available at http://www.marriott.com/investor (click on “Recent Investor News”). The attached materials and reconciliations are also available at the same site (click on “Reconciliations Required by Sarbanes-Oxley” for the reconciliations).

EXHIBIT INDEX

Exhibit No.	Description
99.1	Materials issued by Marriott International, Inc. at its Securities Analyst Meeting on November 11, 2003.

99.2	Reconciliations of non-GAAP financial measures dated November 11, 2003.

99.3	Press release dated November 11, 2003 relating to all of the foregoing matters.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT INTERNATIONAL, INC.

Date: November 12, 2003	By: /s/ Carl T. Berquist

Carl T. Berquist Executive Vice President, Financial Information and Risk Management